Exhibit 10.2

SECOND AMENDED AND RESTATED CONFIDENTIAL ASSIGNMENT AND LICENSE BACK

This Second Amended and Restated Confidential Assignment and License Back (hereinafter referred to as “Agreement”) is executed on November 9, 2018 and entered into to be effective as of December 27, 2016, between EdiZONE, LLC, a Delaware limited liability company having a place of business located at 123 E. 200 N., Alpine, UT 84004 (hereinafter referred to as “EdiZONE”) and Purple Innovation, LLC, a Delaware limited liability company (f/k/a WonderGel, LLC) also having a place of business located at 123 E. 200 N., Alpine, UT 84004 (hereinafter referred to as “Purple”). EdiZONE and Purple are affiliated companies having, as of December 27, 2016, common individuals as indirect members (hereinafter referred to as “Members”) also residing in Alpine, Utah. EdiZONE and Purple may hereafter be referred to herein as a Party or the Parties.

WHEREAS, on December 27, 2016, Members owned in equal shares the controlling interests in both EdiZONE and Purple, and accordingly EdiZONE and Purple were affiliated companies;

WHEREAS, prior to the Confidential Assignment and License Back Agreement between EdiZONE, as Assignor, and Purple, as Assignee, executed on January 16, 2017 and effective as of December 27, 2016, as amended and restated pursuant to the Amended and Restated Confidential Assignment and License Back between EdiZONE and Purple executed on November 1, 2017 and as modified March 14, 2018 (the “Original Agreement”), EdiZONE was the (i) owner of record of the patent applications and issued patents listed on Schedule A (all references to Schedules herein refer to those Schedules that are attached to the Original Agreement, as amended (other than as amended by this Agreement)) and any and all other U.S. and foreign patents and patent applications and inventions owned by EdiZONE and used, held for use, or otherwise necessary or desirable for the operation of the business of Purple as currently conducted or as proposed to be conducted (hereinafter referred to as the “Patent Properties”); (ii) owner of the trade secrets listed on Schedule B and any and all other trade secrets, know-how, data, and information owned by EdiZONE and used, held for use, or otherwise necessary or desirable for the operation of the business of Purple as currently conducted or as proposed to be conducted (hereinafter referred to as the “Trade Secret Properties”); (iii) owner, including in some cases the owner of record, of the trademarks and service marks listed in Schedule C and any and all other trademarks and service marks owned by EdiZONE and used, held for use, or otherwise necessary or desirable for the operation of the business of Purple as currently conducted or as proposed to be conducted (hereinafter referred to as the “Trademark Properties”); (iv) owner, including in one case the owner of record, of the copyrights listed on Schedule D and any and all other works of authorship and copyrights owned by EdiZONE and used, held for use, or otherwise necessary or desirable for the operation of the business of Purple as currently conducted or as proposed to be conducted (hereinafter referred to as the “Copyright Properties”); and (v) owner of the physical assets listed on Schedule E (hereinafter referred to as the “Tangible Properties”) (the Patent Properties, Trade Secret Properties, Trademark Properties, Copyright Properties, Tangible Properties are collectively referred to as the “Properties”) (for the avoidance of doubt, the Properties do not include anything listed on Schedule H);

WHEREAS, prior to the Original Agreement, Purple had been duly authorized to use much of the Properties under a license agreement with EdiZONE, which agreement was terminated by the Parties in conjunction with the Original Agreement; and

WHEREAS, the Parties now desire to amend and restate the Original Agreement to provide for additional terms and conditions.

Accordingly, the Parties agree as follows:

1.  Original Agreement. This Agreement hereby amends and restates the Original Agreement, effective retroactively to December 27, 2016.

2.  Patent Properties Assignment to Purple. EdiZONE hereby conveys and assigns to Purple, and Purple accepts, EdiZONE’s entire right, title and interest in and to the Patent Properties and the inventions disclosed therein, including all continuation, continuation-in-part and divisional applications and all continuing prosecution applications based in whole or in part on the applications or on which the applications are based in whole or in part, and including all patents, as well as reexaminations and reissues thereof resulting from the applications. This conveyance includes EdiZONE’s entire right, title and interest in and to all counterparts to the applications that have been or may be filed outside the United States, whether pursued as a patent, an inventor’s certificate, a utility model or the like, including all rights of priority based on the applications, further including all continuation, continuation-in-part and divisional applications and all continuing prosecution applications based in whole or in part on the non-U.S. counterparts, and still further including all patents, inventor’s certificates, utility models and reissues based upon or resulting from any of the non-U.S. counterparts.

3.  Trade Secret Properties Assignment to Purple. EdiZONE hereby conveys and assigns to Purple, and Purple accepts, EdiZONE’s entire right, title and interest in and to the Trade Secret Properties.

4.  Trademark Properties Assignment to Purple. EdiZONE hereby conveys and assigns to Purple, and Purple accepts, EdiZONE’s entire right, title and interest in and to the Trademark Properties, and all good will associated therewith, including all phonetic equivalents, for use on or in association with any types of goods or services, and including all registrations in the United States and throughout the world. For the avoidance of doubt, this conveyance includes Purple’s right to monitor and direct all others who it may authorize to use a trademark.

5.  Copyright Properties Assignment to Purple. EdiZONE hereby conveys and assigns to Purple, and Purple accepts, EdiZONE’s entire right, title and interest in and to the Copyright Properties and all issuance, extensions, and renewals thereof, and any and all issuances, extensions, and renewals thereof.

6.  Tangible Properties Assignment to Purple. EdiZONE hereby conveys and assigns to Purple, and Purple accepts, EdiZONE’s entire right, title and interest in and to the Tangible Properties.

7.  Purple’s Rights with Respect to the Properties. Subject to the rights of EdiZONE set forth specifically herein, Purple shall have all rights of ownership and control of the Properties, including, without limitation, the right to sell, assign or otherwise transfer and to license and sublicense the Properties without requiring the consent or approval of EdiZONE. Notwithstanding the foregoing, nothing herein shall be construed to authorize Purple to take any action not permitted to be taken by EdiZONE pursuant to the Existing Contracts (defined below).

8.  Existing Contracts and Non-Consumer Cushion Contracts.

a.	Notwithstanding anything to the contrary herein, Purple consents and agrees that its rights to the Properties are subject to the rights of the licensees pursuant to the contracts, agreements and licenses entered into by EdiZONE and its predecessors in interest and listed on Schedule F and G (“Existing Contracts”) and Purple grants EdiZONE a limited license under the Properties solely for the purpose of enabling EdiZONE to comply with its obligations under the Existing Contracts.

b.	EdiZONE shall not, and shall not authorize any other person or entity to, extend, renew, expand the scope of the intellectual property rights licensed, grant any waiver under, compromise, or consent to any assignment or transfer of, any of the Existing Contracts (whether or not such extension, renewal, expansion of the scope of intellectual property rights, or other action is permitted or provided for under the terms of any Existing Contracts, but not if the terms of any Existing Contract require such extension, renewal or other action under the circumstances). To the extent that any Existing Contract is automatically renewable unless terminated by EdiZONE, EdiZONE shall be obligated to terminate such Existing Contract at the earliest possible date following the date hereof. In addition, (i) in the event that the counterparty to any Existing Contract shall breach any of the terms thereof, under circumstances giving EdiZONE the right to terminate the Existing Contract, EdiZONE shall terminate such Existing Contract as promptly as practicable, in accordance with the terms of the Existing Contract, and (ii) EdiZONE shall not, at any time, enter into any new agreement, arrangement or commitment with any person or entity with respect to the Properties or products made using or embodying the same. The rights of EdiZONE set forth in this Section shall expire to the extent and at such time as each of the Existing Contracts expires or terminates. Notwithstanding anything herein to the contrary, nothing herein shall require EdiZONE to breach any Existing Contract.

c.	In consideration for the assignment of the Properties and the other obligations of EdiZONE pursuant hereto, Purple agrees that it shall not engage in any business activity which would cause EdiZONE to be in breach of any Existing Contract by reason of Purple’s activity.

9.  EdiZONE Restrictive Covenant. In consideration for the license granted in Section 8 above, and the other obligations of Purple pursuant hereto, EdiZONE agrees that it shall not engage or otherwise cause any other person or entity to anywhere in the world, directly or indirectly, to engage in any business activity competitive with Purple, including, without limitation, developing or assisting in the development of any patents, trade secrets or other intellectual property competitive with the intellectual property used in consumer cushioning products.

10. Enforcement of Intellectual Property Rights.

a.	EdiZONE shall have an affirmative duty to monitor the compliance of its contractual assignees, licensees or sublicensees that may infringe upon or otherwise affect the Patent Properties, Trade Secret Properties or Purple’s other rights hereunder, in a commercially reasonable manner, in accordance with past vigilant practices.

b.	If (a) either Party has knowledge of any threatened, suspected, alleged, or actual infringement or misappropriation of any of the Patent Properties or any of the Trade Secret Properties or (b) a third party alleges that any of the Patent Properties is invalid or unenforceable, or claims that a licensed product, or its use, development, manufacture, or sale infringes such third party’s intellectual property rights, then in either such case the Party possessing such knowledge or such awareness of such allegations shall promptly provide written notice as soon as practicable to the other Party and provide it with all details of such infringement, misappropriation or claim, as applicable, that are known to such Party.

c.	The Parties recognize that it may be in the best interest of both Parties to cooperate in any settlement discussions relating to any threatened, suspected, alleged, or actual infringement or misappropriation of any of the Patent Properties or Trade Secret Properties, and the Parties agree to negotiate in good faith concerning such cooperation for thirty (30) days following notification of such infringement or threat (the “Notice” and the date of such Notice, the “Notice Date”). The negotiation shall include such items as the sharing of costs and the sharing of awards or settlement payments.

d.	In the event that the Parties are unable to reach an agreement (to their mutual satisfaction) regarding cooperation pursuant to subsection c above within thirty (30) days after the Notice Date, or such other period as they may agree, Purple may, in its sole discretion and at its own expense, take any action that it deems appropriate (including no action) concerning such suspected infringement of or threat to any Patent Properties or Trade Secret Properties including, without limitation, the right to enforce the Patent Properties or Trade Secret Properties against third parties and any Patent Properties and Trade Secret Properties which are licensed to EdiZONE in this Agreement. To the extent practicable, Purple shall provide EdiZONE with reasonable notice with respect to any such proceedings or actions. If Purple receives any monetary recovery from such suspected infringer, Purple may use and dispose of such monetary recovery as it deems appropriate.

e.	If Purple has not taken any action with respect to a matter brought to Purple’s attention by Notice within one hundred and twenty (120) days after the Notice Date, EdiZONE may, subject to Purple’s approval, which may not be unreasonably withheld or delayed, and at EdiZONE’s own expense, to the extent necessary or desirable to comply with EdiZONE’s obligations under the Existing Contracts, take action against third parties referred to in the Notice concerning such suspected infringement of or threat to any Patent Properties or Trade Secret Properties which are licensed to EdiZONE in this Agreement. If EdiZONE receives any monetary recovery from such suspected infringer, EdiZONE may use and dispose of such monetary recovery as it deems appropriate.

f.	To the extent it is necessary for EdiZONE or Purple to be joined in any enforcement proceeding or action commenced by the other Party, EdiZONE or Purple, as the case may be, agrees to voluntarily join or allow the other Party to sue in its name subject to the Party commencing such proceeding or action fully indemnifying and holding harmless the other Party from any and all costs, losses, liabilities, claims or other expenses (including, without limitation, reasonable attorneys’ fees) arising from such joinder in the enforcement proceeding or action; provided, however, that no such indemnification obligation shall arise from the breach of any license or agreement by the other Party, or the wrongful act or deed of the other Party or its officers, directors, members, equityholders, agents or representatives.

g.	In any action or proceeding, the Parties agree to cooperate with each other in all matters that relate to or affect the prosecution, validity, enforceability and protection of the Patent Properties and Trade Secret Properties.

h.	The Parties agree that Purple shall have the exclusive right to make all decisions regarding and arising out of the prosecution and related proceedings or actions involving the patentability, validity, enforceability and protection of the Patent Properties or Trade Secret Properties before any agency, court or other tribunal where such issues are raised. To the extent practicable, Purple shall provide EdiZONE with reasonable notice with respect to any such proceedings or actions. If Purple declines to take any of the foregoing protective actions with respect to any Patent Properties or Trade Secret Properties which are licensed to EdiZONE in this Agreement then EdiZONE shall have the right, but not the obligation, with Purple’s prior written consent, which shall not be unreasonably withheld or delayed, to take such protective actions, at EdiZONE’s own expense, to the extent such protective actions are necessary or desirable to comply with EdiZONE’s obligations under the Existing Contracts.

11. Confidentiality. EdiZONE agrees to take reasonable steps to keep confidential and not disclose to any person or entity any Confidential Information (as defined below) and shall not disclose the Confidential Information to any third party without the prior written consent of Purple, in its sole discretion, except that EdiZONE may disclose the Trade Secret Properties to the extent required by and solely in accordance with the terms and conditions of the Existing Contracts. EdiZONE shall use commercially reasonable efforts to enforce the confidentiality provisions in all Existing Contracts. As used in this Agreement, “Confidential Information” includes any and all information, in any form, relating to the Trade Secret Property, or to EdiZONE’s or Purple’s respective businesses (including but not limited to their respective budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship), but shall not include any information which (i) is, without any breach of any duty of confidentiality owed to EdiZONE or Purple, in the public domain, (ii) was already known to the receiving party, provided the receiving party can produce contemporaneous documentary evidence showing such prior knowledge, (iii) is received by the receiving party independently and in good faith from a third party, provided that, to the receiving party’s knowledge, such third party is not in breach of any duty of confidentiality relative to such information; and (iv) is developed by the receiving party independently of any Confidential Information received from EdiZONE or Purple, as evidenced by documentary or other tangible evidence.

12.  Excluded Properties. The Parties agree, and for the avoidance of doubt and for purposes of clarity, that the properties listed on Schedule H are not part of the Properties and are not conveyed or assigned pursuant hereto.

13.  Registration; Prosecution and Defense Rights.

a.	To the extent not already recorded, at Purple’s expense and as promptly as practicable after the date hereof, EdiZONE shall file with the United States Patent and Trademark Office (“USPTO”) assignments and other documentation to effectively assign to Purple the Patent Properties and the Trademark Properties, and shall file with the United States Copyright Office (“USCO”) assignments and other documentation to effectively assign to Purple the Copyright Properties. EdiZONE authorizes the Commissioner for Patents and the Commissioner for Trademarks in the USPTO and the Register of Copyrights in the USCO, and officials of any corresponding entities or agencies in any other jurisdictions, to record and register any such assignments of the Properties. Following the date hereof, EdiZONE shall take such steps and action, and provide such cooperation and assistance to Purple and its successors, assigns and legal representatives, as may be necessary to effect, evidence, or perfect the assignment of the Properties to Purple and its successors and assigns, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents.

b.	EdiZONE hereby grants to Purple, and Purple accepts, the right to prosecute (such term including filing of a patent application or trademark or copyright registration application) and defend the applications for patents, trademarks and copyright and all related patents, trademarks and copyrights assigned or licensed to Purple in this Agreement, including without limitation any opposition proceedings, reissue applications, reexaminations, and nullity or invalidity proceedings. EdiZONE authorizes all governmental bodies having the power to issue patents, reissues, inventor’s certificates or utility models to issue a patent, reissue, inventor’s certificate or utility model based on the patent applications or to register any trademark or copyright based on any trademark or copyright applications, or any related applications as described above, in the name of Purple.

14.  Further Assurances. EdiZONE agrees upon request and without further consideration, except for the reimbursement of its reasonable costs: (a) to assist Purple in prosecuting any existing application in the Patent Properties, Trademark Properties or Copyright Properties and all related applications as described above, as well as opposition proceedings, reissue applications, reexaminations, and nullity or invalidity proceedings, (b) to provide Purple with information concerning any of the Properties to enable Purple to obtain, secure and protect the rights granted under this Agreement; (c) to sign papers, take oaths and testify in legal proceedings to enable Purple to obtain, secure and protect the rights granted under this Agreement; and (d) to perform all acts reasonably necessary to enable Purple to obtain, secure and protect the rights granted under this Agreement. EdiZONE expressly agrees, without limiting the foregoing, to execute at Purple’s expense separate assignment agreements as may be deemed necessary or appropriate by Purple for filing with the USPTO or any other governmental entity or authority.

15.  Warranties and Covenants.

a.	Except as specifically set forth herein, EdiZONE makes no representation or warranty with respect to its title to the Properties.

b.	EdiZONE represents and warrants to Purple that its assignment of the Properties to Purple pursuant hereto does not breach (i) the operating agreement or any other governing document of EdiZONE, or (ii) any law rule or regulation, or any governmental or administrative order, directive, decree applicable to EdiZONE or its properties or business; or (iii) contract, agreement, license or sublicense to which EdiZONE is a party or pursuant to which it or any of its assets or properties is subject or bound.

c.	EdiZONE represents and warrants to Purple that the Properties are all of its patents, patent applications, inventions, trademarks, service marks, trade secrets, know-how, data, information, copyrights, and works of authorship that are used, held for use, or otherwise necessary or desirable for the operation of the business of Purple as currently conducted or as proposed to be conducted.

d.	EdiZONE further represents and warrants to Purple that no assignment, grant, mortgage, license or other agreement or encumbrance affecting the Properties has been made or entered into by EdiZONE, except as set forth on Schedules F and G and that, except as set forth in such Schedules, the full right to convey the Properties is possessed by the EdiZONE, except that some of the patents on Schedule A are the result of assignments from Stryker’s predecessor-in-interest, Gaymar Industries.

16.  Limitation to Warranties. The Properties conveyed hereunder are transferred and assigned “as is” and without any warranties not expressed herein, expressly excluding but not limited to warranties that the Properties are safe or will meet Purple’s needs and intended use or purposes or are fit for a particular purpose, merchantable, in good repair or without defects. In addition, no representation is made herein that any of the inventions is patentable, that the trademarks are registrable, that the trade secrets are unknown by others or not in the public domain, or that the intangible properties are valid or enforceable against third parties.

17.  Indemnification. Each of the Parties hereto agrees to indemnify and hold harmless the other Party from any and all costs, losses, liabilities, claims and other expenses (including, without limitation, reasonable attorneys’ fees) related to, or arising out of (i) the breach by such Party of any of the representations, warranties or covenants set forth herein, or (ii) the use at any time by such Party or its licensees of the Properties.

18.  Assignability; Binding Effect. EdiZONE may not assign the license back rights related to the Existing Agreements granted to it under this Agreement in whole or in part without the prior written consent of Purple, which shall not be unreasonably withheld or delayed. Purple may assign the Patent Properties, Copyright Properties, Trademark Properties, Trade Secret Properties, Tangible Properties, subject to the terms hereof and the Existing Contracts, without the express written consent of EdiZONE. This Agreement shall be binding upon the Parties and upon their respective successors and permitted assigns, including, without limitation, any transferee of any of the Properties as permitted by the terms hereof.

19.  Consideration. Each Party acknowledges that the other Party has provided, and it has received, valuable consideration sufficient and adequate for the rights granted to it under this Agreement, and for the benefit of the Parties’ respective Members.

20.  Controlling Law and Jurisdiction. This Agreement shall be construed in accordance with the law of the State of Utah applicable to agreements that are executed and fully performed therein. The Parties agree that the courts of the State of Utah and the United States District Courts therein shall have exclusive jurisdiction of any action or proceeding arising out of or related to this Agreement, without consideration of the applicable laws pertaining to conflict of laws.

21.  Dispute Resolution. The Parties agree that should any dispute arise out of or relate to this Agreement or the breach thereof, which dispute the Parties cannot settle among themselves, the dispute shall be submitted to nonbinding mediation as a condition precedent to the commencement of any action at law or in equity. The mediation will be held in Salt Lake City, State of Utah, and shall be conducted in accordance with the mediation rules then applicable of the mediation service mutually agreed to by the Parties at that time (the “Service”). The aggrieved Party shall send written notice (“Notice”) to the other Party who within five (5) business days shall provide a list of acceptable mediation services and its response to the substance of the request. The Parties shall cooperate with the Service so that the matter can be expeditiously submitted for resolution proceedings. The Parties shall share the cost of the mediation equally. Unless otherwise agreed, and except as may be necessary to enforce payment of attorneys’ fees by a non-cooperating Party, all proceeds and submissions of the mediation shall be confidential and shall not be used for any purpose other than in the mediation proceedings. In the event that the Parties are unable to agree upon a Service within ten (10) business days after the aggrieved Party shall send the Notice to the other party, or in the event that the matter is not fully resolved within thirty (30) days from the date of the Notice, either Party shall be free to commence an action at law or in equity in any federal or state court having jurisdiction thereof, in accordance with the provisions of Section 20 hereof.

22.  Attorneys’ Fees and Costs. The prevailing party in any proceeding or action brought by one Party to this Agreement against the other Party, and which relates to this Agreement, shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs. The payment of attorneys’ fees and costs shall be included in all indemnification obligations herein.

23.  Severability. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be amended by the Parties consistent with the intent of this Agreement to the narrowest extent possible to render that provision valid and enforceable or, if necessary, removed from this Agreement, and shall not affect the validity and enforceability of the other provisions of this Agreement.

24.  Amendment and Integration. This Agreement constitutes the entire agreement among the Parties hereto and may not be amended or modified without the prior consent of the other Party, given in writing. This Agreement supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof; provided, however, that, for the avoidance of doubt, the March 3, 2017 Confirmatory Assignment (regarding patents) and Confirmatory Assignment (regarding trademarks), entered into for filing with the United State Patent and Trademark Office, the March 3, 2017 Exclusive License Agreement (regarding trademarks not yet assignable) and the April 11, 2017 Assignment, are agreed to continue to be in full force and effect notwithstanding this Agreement that is dated to be effective prior to those agreements.

(signatures on next page)

[Signature Page to Second Amended and Restated Confidential Assignment and License Back]

EdiZONE, LLC

/s/ Terry Pearce	November 8, 2018
By: Terry Pearce	Date
Title: Manager

Purple Innovation, LLC

/s/ Joseph Megibow	November 9, 2018
By: Joseph Megibow	Date
Title: CEO